UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 14, 2006

FIELDSTONE INVESTMENT CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50938	74-2874689
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11000 Broken Land Parkway, Columbia, Maryland		21044
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(410) 772-7200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 14, 2006, Fieldstone Investment Corporation and Fieldstone Mortgage Company (collectively the "Sellers") entered into a Master Repurchase Agreement (the "Repurchase Agreement") by and among the Sellers and JPMorgan Chase Bank, N.A. ("JPMorgan"). The Repurchase Agreement replaces the 4/04 Amended and Restated Senior Secured Credit Agreement, dated as of April 21, 2004, as amended, by and among the Sellers and JPMorgan, which expired by its terms on July 14, 2006.

The Repurchase Agreement sets forth the terms for a repurchase facility (the "Facility") under which the Sellers may sell and JPMorgan must purchase, mortgage loans which meet the eligibility criteria set forth there under (the "Mortgage Loans"), up to a maximum outstanding aggregate amount of $150 million, and the terms pursuant to which the Sellers must repurchase such Mortgage Loans from JPMorgan. Terms for the purchase of the Mortgage Loans consist of a range of allowable advances (98% to 70%, depending on the designation or type of Mortgage Loan), and an interest rate, generally, of one month LIBOR plus an applicable price spread. The Facility has a quarterly commitment fee equal to (i) 0.125% per annum multiplied by (ii) the maximum committed purchase price.

The Facility is scheduled to remain open until July 13, 2007 and is subject to other customary terms and conditions relating to interest rates, facility fees, limits on recourse obligations, and other covenants, including maintenance of certain financial covenants, including, among other things: (a) the Sellers’ (x) combined ratio of consolidated Indebtedness to Adjusted Tangible Net Worth (each as defined under the Repurchase Agreement) must not exceed 16:1 and (y) combined ratio of consolidated Indebtedness (net of non-recourse indebtedness) to Adjusted Tangible Net Worth must not exceed 10:1, (b) Sellers’ ratio of consolidated Indebtedness less Structured Securities Debt (as defined under the Repurchase Agreement) to Adjusted Tangible Net Worth must not exceed 10:1, (c) the Sellers must maintain unencumbered cash, cash equivalents and available borrowing capacity on unencumbered assets that could be drawn against under committed warehouse and repurchase facilities of at least $20 million, (d) the Sellers must maintain an Adjusted Tangible Net Worth of at least $400 million and (e) Fieldstone Investment Corporation, on a consolidated basis, must not permit, net income for any two consecutive calendar quarters to be less than $1.00 (without regard to unrealized gains or losses from mark to market valuations resulting from Fieldstone Investment Corporation’s interest rate protection agreements.

The Repurchase Agreement also includes customary events of default including, among other things, (a) the Sellers’ failure to cure any margin deficit arising as a result of a decrease in the value of the Mortgage Loans, or (b) a material adverse effect were to occur with respect to the Sellers. If an event of default occurs by the Sellers, JPMorgan has the right to accelerate the repurchase date under the Facility, to increase the Repurchase Price by the applicable post default rate, and to cause all income generated by the Mortgage Loans to be applied to the unpaid repurchase price of the Mortgage Loans.

JPMorgan, a national banking association, is subservicer for each Fieldstone Investment Corporation mortgage loan and subservicer to Fieldstone Servicing Corp., an affiliate of Fieldstone Investment Corporation, in connection with servicing mortgage loans included in Fieldstone’s securitization program.

The foregoing description of the Facility is qualified in its entirety by the Repurchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Master Repurchase Agreement dated as of July 14, 2006 between JPMorgan Chase Bank, N.A., as the Buyer, Fieldstone Investment Corporation, as a Seller, and Fieldstone Mortgage Company, as a Seller.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

July 20, 2006	By:	/s/ Michael J. Sonnenfeld

Name: Michael J. Sonnenfeld
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Master Repurchase Agreement dated as of July 14, 2006 between JPMorgan Chase Bank, N.A., as the Buyer, Fieldstone Investment Corporation, as a Seller, and Fieldstone Mortgage Company, as a Seller.